UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 27, 2012

PARK ELECTROCHEMICAL CORP.

(Exact Name of Registrant as Specified in Charter)

New York	1-4415	11-1734643
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

48 South Service Road, Melville,	New York	11747
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(631) 465-3600

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On July 27, 2012, the President and Chief Executive Officer of Park Electrochemical Corp. (the "Company" or “Park”) authorized the closure of the operations of the Company’s Nelco Technology (Zhuhai FTZ) Ltd. facility, located in the Free Trade Zone in Zhuhai, China, after the completion of the procedures required to cease its operations and liquidate, subject to the requisite approvals of government authorities in China. Nelco Technology (Zhuhai FTZ) Ltd. is a wholly owned subsidiary of Park’s Nelco Products Pte. Ltd. wholly owned subsidiary located in Singapore.

Park plans to supply and fully support all its customers in Asia from its Nelco Products Pte. Ltd. business unit in Singapore. Consistent with this plan, the manufacturing activities conducted by Nelco Technology (Zhuhai FTZ) Ltd. will be conducted by Nelco Products Pte. Ltd. in Singapore in the future. The proposed cessation of operations does not contemplate the loss of any business by Park.

As the result of the cessation of operations at Nelco Technology (Zhuhai FTZ) Ltd., Park expects to record total pre-tax charges of approximately $3.2 million. The charges include non-cash asset impairment charges of approximately $3.6 million and cash charges of approximately $0.8 million, partially offset by a non-cash cumulative currency translation recovery of approximately $1.2 million. The Company is recording approximately $2.6 million of these charges in the 2013 fiscal year second quarter ending August 26, 2012 and expects to record the balance of the charges during the remaining two quarters of the current fiscal year ending March 3, 2013 and the first quarter of the 2014 fiscal year. The Nelco Technology (Zhuhai FTZ) Ltd. business operations will have no further impact on the consolidated financial condition or results of operations of Park after the cessation of operations.

The Company issued a news release on July 31, 2012 announcing the plan to cease operations at Nelco Technology (Zhuhai FTZ) Ltd. A copy of such news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1 News Release dated July 31, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK ELECTROCHEMICAL CORP.

Date: August 2, 2012	By:	/s/ Stephen E. Gilhuley
	Name:	Stephen E. Gilhuley
	Title:	Executive Vice President-Administration
and Secretary

EXHIBIT INDEX

Number Exhibit	Description	Page

99.1	News Release dated July 31, 2012	5

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